Exhibit 99.1

August 14, 2015

Stella Leung

Issuer Oversight

New York Stock Exchange, An Intercontinental Exchange Company

11 Wall Street, 22nd Floor

New York, NY 10005

Dear Ms. Leung:

Frisch’s Restaurants, Inc. (the “Company”) has previously notified the New York Stock Exchange (“NYSE”) about its Special Shareholders’ Meeting scheduled for August 24, 2015. It is the Company’s expectation that its shareholders will approve a merger transaction with an affiliate of NRD Partners I, L.P. at that meeting and that a delisting of the Company’s shares should occur effective with the closing of the approved merger transaction.

Please allow this communication to serve as the Company’s notification to the NYSE that the Company wishes to delist following the closing of the merger as the Company will have only one shareholder as a result of that transaction. The intention to delist is, of course, contingent on shareholder approval at the Special Shareholders’ Meeting and the closing of the merger.

The Company understands that the NYSE, as is standard protocol, will file a Form 25 the day after the merger closing occurs; that filing then will begin the 10-day waiting period for delisting of the Company’s stock. Please confirm that this is the case.

Should you require anything further, please do not hesitate to contact us.

Thank you for your assistance,

Mark R. Lanning

Chief Financial Officer and

Vice President – Finance